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                                                                    EXHIBIT 3.24


                          CERTIFICATE OF INCORPORATION
                          COVENTRY CARE HOLDINGS, INC.


                  FIRST: The name of this Corporation is Coventry Care Holdings, Inc.

                  SECOND: Its Registered Office in the State of Delaware is to be located at 30 Old Rudnick Lane, Suite 100, in the City of Dover, County of Kent, Zip Code 19901. The Registered Agent in charge thereof is Lexis Document Services Inc.

                  THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                  FOURTH: The amount of the total authorized capital stock of this corporation is One Thousand Dollars ($1,000.00) divided into 1,000 shares of One Dollars ($1.00) each.

                  FIFTH: The name and mailing address of the incorporators are as follows:

                                      Lisa M. Luedtke
                                      Extendicare Health Services, Inc.
                                      111 W. Michigan Street
                                      Milwaukee, WI 53203

                  SIXTH: The corporation is to have a perpetual existence.